Exhibit 10.3

Summary Translation of Employment Agreement with Zaihua Chen

Party A: Zhejiang Forest Bamboo Tech Ltd.

Party B: Chen Zaihua

Term (Agreement period): 2013-7-1 till 2018-06-30 (five years)

Position: Chief Technology Officer. Mr. Chen will be in charge of technology research and development, and will be planning and implementing the new products development along with arrangement and supervising; Mr. Chen will be in charge of the filing and inspection of the Company’s technology projects; and he will fully lead the production, technology and marketing of the charcoal materials projects.

Salary: the basic annual salary for Mr. Chen is 150,000 yuan which is paid monthly; each year there will be a 5% increase in the annual salary. A payment equal to 3% of the net profits of super activated carbons will be made to Mr. Chen as a bonus at the end of the year. Mr. Chen’s team will be given 2% of the net profits as a bonus for which Mr. Chen will be responsible to distribute to his team. During the term of the Agreement, Mr. Chen will not receive any other types of payment or subsidies from the Company.

Change or Termination of the Agreement:

Under the following circumstances, the Agreement can be amended or terminated: (i) force majeure prevents the performance of the Agreement; (ii) any law or regulations prevents the performance of the Agreement; (iii) anticipated technology developed by Mr. Chen fails to meet the expected goals a third party's technology has to be applied by the Company, with both parties’ agreement. The Company shall not ask Mr. Chen to perform tasks beyond what is required in the Agreement, except upon a natural disaster or accident that affects the Company’s normal operations or which requires a job transfer.

Under the following circumstances the Company can terminate the Agreement with a written notice 30 days in advance: (i) if Mr. Chen violates the labor disciplines and was dismissed as a party member; (ii) Mr. Chen’s dereliction of his duty causes damages for the Company; (iii) Mr. Chen is convicted of a crime; and (iv) due to health issues, Mr. Chen cannot perform his tasks or is not qualified for transfer.

Under the following circumstances Mr. Chen can terminate the Agreement with written notice 30 days in advance: (i) if the work environment and conditions provided by the Company do not meet the applicable law; (ii) the Company delays or is unable to pay Mr. Chen regularly without any reasonable cause; (iii) the Company operates a separate similar business which violates Mr. Chen’s interest and the applicable law allows Mr. Chen to terminate the contact before expiration.

Social insurance and welfare/benefits. Both parties will participate in pension and pay such obligations on time. Mr. Chen’s work schedule shall be 8 hours a day, 5 days a week, and he will enjoy all holidays, family visit, paternity leave, etc.

Responsibility for breaching the employment Agreement: any party who causes the discontinuation or termination of the Agreement due to his or its fault will take full lawful responsibility; no parties shall bear any responsibility if it is a force majeure that causes the termination of the Agreement; and any party who causes loss to the other party will pay compensation accordingly.

Other Terms

Mr. Chen shall follow the confidential terms. Both parties agree the labor compensation includes non-compete compensation. If the Company offers Mr. Chen technology shares in future, Mr. Chen cannot sell or transfer such shares during the 5-year term of the Agreement. After the expiration of the Agreement, the shares can be reduced by 20% annually.

New technology that is produced during the term of the Agreement by Mr. Chen shall belong to the company.

Liquidated Damages: any party that terminates the Agreement without cause shall pay the other party 2,000,000 yuan as compensation.

Any disputes between the parties can brought before the Arbitration Commission or even to the People’s Court.

The Agreement was executed on 2013-2-5.